CRYS*TEL SETTLES LAWSUIT WITH SHAREHOLDERS.

LA JOLLA, May 16, 2000 (BUSINESS WIRE) - Crys*Tel Telecommunications.com, Inc. (Crys*Tel) announces that the company has signed a settlement agreement in response to a lawsuit brought against the officers and directors (both current and past) and Crys*Tel. The lawsuit was filed February 3, 2000 in the Superior Court of the State of California for the County of San Diego and alleges certain actions and damages surrounding the "Heads of Agreement" entered into by Crys*Tel on November 18, 1998. This lawsuit was brought by Robert Papalia, on the behalf of Kaiden SA and PacRim Information Systems, Inc., collectively Crys-Tel International. Crys*Tel upon being served by the plaintiffs enlisted the services of legal counsel and addressed the legitimacy of the claims and allegations. Crys*Tel has reached a settlement with Robert Papalia et al which requires that all claims will be dropped against the company, its officers and directors.

Dr. Lorenzo Musa, CEO of Crys*Tel now currently in Southern California, said, "This shadow of litigation has placed considerable hardship on the company, its management and directors and its negotiations with USATalks and there after its talks with RCG Holdings, Inc. We are hopefully moving forward with our objectives of becoming a global provider of VoIP services. I am also confident that with this settlement that the company can and will file it's amended Form 10SB with the SEC and receive favorable results from this. The company over the last few months has spent considerable time and efforts in resolving corporate issues as well as operational issues along with its responsibility to answer to the SEC accurately. With new securities counsel, I and the rest of the Board of Directors believe that we can finally finish this."


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